EXHIBIT 99.1

Vornado Announces First Quarter 2020 Financial Results

May 4, 2020 04:30 PM Eastern Standard Time

NEW YORK.......VORNADO REALTY TRUST (NYSE: VNO) reported today:
Quarter Ended March 31, 2020 Financial Results
NET INCOME attributable to common shareholders for the quarter ended March 31, 2020 was $4,963,000, or $0.03 per diluted share, compared to $181,488,000, or $0.95 per diluted share, for the prior year's quarter. Adjusting for the items that impact period-to-period comparability listed in the table below, net income attributable to common shareholders, as adjusted (non-GAAP) for the quarters ended March 31, 2020 and 2019 was $20,233,000 and $24,814,000, or $0.11 and $0.13 per diluted share, respectively.
FUNDS FROM OPERATIONS ("FFO") attributable to common shareholders plus assumed conversions (non-GAAP) for the quarter ended March 31, 2020 was $130,360,000, or $0.68 per diluted share, compared to $247,684,000, or $1.30 per diluted share, for the prior year's quarter.  Adjusting for the items that impact period-to-period comparability listed in the table on the following page, FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the quarters ended March 31, 2020 and 2019 was $137,567,000 and $149,939,000, or $0.72 and $0.79 per diluted share, respectively.
The following table reconciles our net income attributable to common shareholders to net income attributable to common shareholders, as adjusted (non-GAAP):

(Amounts in thousands, except per share amounts)	For the Three Months Ended March 31,
	2020	2019
Net income attributable to common shareholders	$4,963	$181,488
Per diluted share	$0.03	$0.95

Certain (income) expense items that impact net income attributable to common shareholders:
After-tax net gain on sale of 220 Central Park South ("220 CPS") condominium units	$(59,911)	$(130,954)
Our share of loss from real estate fund investments	56,158	2,904
Credit losses on loans receivable resulting from a new GAAP accounting standard effective January 1, 2020	7,261	—
Mark-to-market decrease in Pennsylvania Real Estate Trust Investment ("PREIT") common shares (accounted for as a marketable security from March 12, 2019 and sold on January 23, 2020)	4,938	15,649
Net gain from sale of Urban Edge Properties ("UE") common shares (sold on March 4, 2019)	—	(62,395)
Prepayment penalty in connection with redemption of $400 million 5.00% senior unsecured notes due January 2022	—	22,540
Mark-to-market increase in Lexington Realty Trust ("Lexington") common shares (sold on March 1, 2019)	—	(16,068)
Other	7,896	1,152
	16,342	(167,172)
Noncontrolling interests' share of above adjustments	(1,072)	10,498
Total of certain expense (income) items that impact net income attributable to common shareholders	$15,270	$(156,674)

Net income attributable to common shareholders, as adjusted (non-GAAP)	$20,233	$24,814
Per diluted share (non-GAAP)	$0.11	$0.13

The following table reconciles our FFO attributable to common shareholders plus assumed conversions (non-GAAP) to FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP):

(Amounts in thousands, except per share amounts)	For the Three Months Ended March 31,
	2020	2019
FFO attributable to common shareholders plus assumed conversions (non-GAAP)(1)	$130,360	$247,684
Per diluted share (non-GAAP)	$0.68	$1.30

Certain (income) expense items that impact FFO attributable to common shareholders plus assumed conversions:
After-tax net gain on sale of 220 CPS condominium units	$(59,911)	$(130,954)
Our share of loss from real estate fund investments	56,158	2,904
Credit losses on loans receivable resulting from a new GAAP accounting standard effective January 1, 2020	7,261	—
Prepayment penalty in connection with redemption of $400 million 5.00% senior unsecured notes due January 2022	—	22,540
Other	4,205	1,206
	7,713	(104,304)
Noncontrolling interests' share of above adjustments	(506)	6,559
Total of certain expense (income) items that impact FFO attributable to common shareholders plus assumed conversions, net	$7,207	$(97,745)

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP)	$137,567	$149,939
Per diluted share (non-GAAP)	$0.72	$0.79
____________________________________________________________

(1)
See page 9 for a reconciliation of our net income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the three months ended March 31, 2020 and 2019.

COVID-19 Pandemic
In December 2019, a novel strain of coronavirus (“COVID-19”) was identified in Wuhan, China and by March 11, 2020, the World Health Organization had declared it a global pandemic. Many states in the U.S., including New York, New Jersey, Illinois and California have implemented stay-at-home orders for all "non-essential" business and activity in an aggressive effort to curb the spread of the virus. Consequently, the U.S. economy has suffered and there has been significant volatility in the financial markets. Many U.S. industries and businesses have been negatively affected and millions of people have filed for unemployment.
As our first priority, we are following strict protocols and taking all measures to protect our employees, tenants, and communities.
Our properties, which are concentrated in New York City, and in Chicago and San Francisco, have been adversely affected as a result of the COVID-19 pandemic and the preventive measures taken to curb the spread. Some of the effects on us include the following:

•	With the exception of grocery stores and other "essential" businesses, substantially all of our retail tenants have closed their stores and many are seeking rent relief.

•	While our office buildings remain open, substantially all of our office tenants are working remotely.

•	We have temporarily closed the Hotel Pennsylvania.

•	We have postponed trade shows at theMART for the remainder of 2020.

•	Because certain of our development projects are deemed "non-essential," they have been temporarily paused due to New York State executive orders.

•
Closings on the sale of condominium units at 220 Central Park South have continued. During April 2020 we closed on the sale of four condominium units for net proceeds of $157,747,000. However, future closings may be temporarily delayed to the extent we cannot complete the buildout and obtain temporary certificates of occupancy on time.

•
We placed 1,803 employees on temporary furlough, including 1,293 employees of Building Maintenance Services LLC, a wholly owned subsidiary, which provides cleaning, security and engineering services primarily to our New York properties, 414 employees at the Hotel Pennsylvania and 96 corporate staff employees.

•	Effective April 1, 2020, our executive officers waived portions of their annual base salary for the remainder of 2020.

•	Effective April 1, 2020, each non-management member of our Board of Trustees agreed to forgo his or her $75,000 annual cash retainer for the remainder of 2020.
We have collected substantially all of the rent due for March 2020 and collected 90% of rent due from our office tenants for the month of April 2020 and 53% of the rent due from our retail tenants for the month of April 2020, or 83% in the aggregate. Many of our retail tenants and some of our office tenants have requested rent relief and/or rent deferral for April 2020 and beyond. While we believe that our tenants are required to pay rent under their leases, we have implemented and will continue to consider temporary rent deferrals on a case-by-case basis.
In light of the evolving health, social, economic, and business environment, governmental regulation or mandates, and business disruptions that have occurred and may continue to occur, the impact of COVID-19 on our financial condition and operating results remains highly uncertain but the impact could be material. The impact on us includes lower rental income and potentially lower occupancy levels at our properties which will result in less cash flow available for operating costs, to pay our indebtedness and for distribution to our shareholders. In addition, the value of our real estate assets may decline, which may result in non-cash impairment charges in future periods and that impact could be material.

Dispositions:
PREIT
On January 23, 2020, we sold all of our 6,250,000 common shares of PREIT, realizing net proceeds of $28,375,000. We recorded a $4,938,000 loss (mark-to-market decrease) for the three months ended March 31, 2020.
220 CPS
During the three months ended March 31, 2020, we closed on the sale of seven condominium units at 220 CPS for net proceeds aggregating $191,216,000 resulting in a financial statement net gain of $68,589,000 which is included in "net gains on disposition of wholly owned and partially owned assets" on our consolidated statements of income. In connection with these sales, $8,678,000 of income tax expense was recognized on our consolidated statements of income. From inception to March 31, 2020, we closed on the sale of 72 units for aggregate net proceeds of $2,011,348,000.

Financings:
Unsecured Term Loan
On February 28, 2020, we increased our unsecured term loan balance to $800,000,000 (from $750,000,000) by exercising an accordion feature. Pursuant to an existing swap agreement, $750,000,000 of the loan bears interest at a fixed rate of 3.87% through October 2023, and the balance of $50,000,000 floats at a rate of LIBOR plus 1.00% (1.94% as of March 31, 2020). The entire $800,000,000 will float thereafter for the duration of the loan through February 2024.
Leasing Activity For The Three Months Ended March 31, 2020:

•
311,000 square feet of New York Office space (297,000 square feet at share) at an initial rent of $90.47 per square foot and a weighted average lease term of 6.6 years. The change in the GAAP and cash mark-to-market rent on the 275,000 square feet of second generation space were negative 3.3% and positive 0.8%, respectively. Tenant improvements and leasing commissions were $11.69 per square foot per annum, or 12.9% of initial rent.

•
15,000 square feet of New York Retail space (13,000 square feet at share) at an initial rent of $416.36 per square foot and a weighted average lease term of 9.7 years. The change in the GAAP and cash mark-to-market rent on the 9,000 square feet of second generation space were positive 126.6% and 104.6%, respectively. Tenant improvements and leasing commissions were $48.18 per square foot per annum, or 11.6% of initial rent.

•
231,000 square feet at theMART at an initial rent of $47.31 per square foot and a weighted average lease term of 10.3 years. The change in the GAAP and cash mark-to-market rent on the 228,000 square feet of second generation space were positive 2.6% and negative 1.2%, respectively. Tenant improvements and leasing commissions were $4.44 per square foot per annum, or 9.4% of initial rent.

•
6,000 square feet at 555 California Street (4,000 square feet at share) at an initial rent of $117.00 per square foot and a weighted average lease term of 1.4 years. The change in the GAAP and cash mark-to-market rent on the 4,000 square feet of second generation space were positive 44.5% and 29.7%, respectively. Tenant improvements and leasing commissions were $2.91 per square foot per annum, or 2.5% of initial rent.

Same Store Net Operating Income ("NOI") At Share:
The percentage (decrease) increase in same store NOI at share and same store NOI at share - cash basis of our New York segment, theMART and 555 California Street are summarized below.

	Total	New York(2)	theMART(3)	555 California Street
Same store NOI at share % (decrease) increase(1):
Three months ended March 31, 2020 compared to March 31, 2019	(2.5)%	(1.9)%	(13.3)%	5.6%
Three months ended March 31, 2020 compared to December 31, 2019	(8.2)%	(9.0)%	(8.2)%	5.1%

Same store NOI at share - cash basis % (decrease) increase(1):
Three months ended March 31, 2020 compared to March 31, 2019	(1.5)%	(0.7)%	(11.8)%	3.7%
Three months ended March 31, 2020 compared to December 31, 2019	(7.0)%	(7.6)%	(9.0)%	5.8%
____________________

(1)	See pages 11 through 14 for same store NOI at share and same store NOI at share - cash basis reconciliations.
(2)	As a result of the COVID-19 pandemic, we have temporarily closed the Hotel Pennsylvania.
	Excluding the Hotel Pennsylvania, same store NOI at share % decrease:
	Three months ended March 31, 2020 compared to March 31, 2019	(0.3)%
	Three months ended March 31, 2020 compared to December 31, 2019	(2.7)%

	Excluding the Hotel Pennsylvania, same store NOI at share - cash basis % increase (decrease):
	Three months ended March 31, 2020 compared to March 31, 2019	0.9%
	Three months ended March 31, 2020 compared to December 31, 2019	(1.0)%

(3)	The decrease is primarily due to the cancellation of trade shows resulting from the COVID-19 pandemic.
	Excluding trade shows, same store NOI at share % increase (decrease):
	Three months ended March 31, 2020 compared to March 31, 2019	1.1%
	Three months ended March 31, 2020 compared to December 31, 2019	(2.8)%

	Excluding trade shows, same store NOI at share - cash basis % increase (decrease):
	Three months ended March 31, 2020 compared to March 31, 2019	2.0%
	Three months ended March 31, 2020 compared to December 31, 2019	(4.0)%

NOI At Share:
The elements of our New York and Other NOI at share for the three months ended March 31, 2020 and 2019 and the three months ended December 31, 2019 are summarized below.

(Amounts in thousands)	For the Three Months Ended
	March 31,		December 31, 2019
	2020	2019
New York:
Office(1)	$183,205	$183,540	$183,925
Retail(1)	52,018	88,267	59,728
Residential	6,200	6,045	5,835
Alexander's Inc. ("Alexander's")	10,492	11,322	10,626
Hotel Pennsylvania(2)	(9,356)	(5,816)	6,170
Total New York	242,559	283,358	266,284

Other:
theMART	21,113	23,523	22,712
555 California Street	15,231	14,501	14,533
Other investments(3)	2,010	16,390	2,037
Total Other	38,354	54,414	39,282

NOI at share	$280,913	$337,772	$305,566
____________________

(1)	Reflects the transfer of 45.4% of common equity in the properties contributed to the Fifth Avenue and Times Square JV on April 18, 2019.

(2)
The decrease in NOI at share is primarily due to seasonality of operations and the effects of the COVID-19 pandemic. The Hotel Pennsylvania was temporarily closed commencing on April 1, 2020 as result of the pandemic.

(3)
The three months ended March 31, 2019 includes our share of PREIT (accounted for as a marketable security from March 12, 2019 and sold on January 23, 2020) and Urban Edge Properties (sold on March 4, 2019).

NOI At Share - Cash Basis:
The elements of our New York and Other NOI at share - cash basis for the three months ended March 31, 2020 and 2019 and the three months ended December 31, 2019 are summarized below.

(Amounts in thousands)	For the Three Months Ended
	March 31,		December 31, 2019
	2020	2019
New York:
Office(1)	$187,035	$184,370	$180,762
Retail(1)	49,041	80,936	54,357
Residential	5,859	5,771	5,763
Alexander's	11,094	11,527	10,773
Hotel Pennsylvania(2)	(9,364)	(5,864)	6,052
Total New York	243,665	276,740	257,707

Other:
theMART	22,705	24,912	24,646
555 California Street	15,435	14,745	14,491
Other investments(3)	2,184	16,194	2,132
Total Other	40,324	55,851	41,269

NOI at share - cash basis	$283,989	$332,591	$298,976
____________________

(1)	Reflects the transfer of 45.4% of common equity in the properties contributed to the Fifth Avenue and Times Square JV on April 18, 2019.

(2)
The decrease in NOI at share - cash basis is primarily due to seasonality of operations and the effects of the COVID-19 pandemic. The Hotel Pennsylvania was temporarily closed commencing on April 1, 2020 as result of the pandemic.

(3)
The three months ended March 31, 2019 includes our share of PREIT (accounted for as a marketable security from March 12, 2019 and sold on January 23, 2020) and Urban Edge Properties (sold on March 4, 2019).

Penn District - Active Development/Redevelopment Summary as of March 31, 2020

(Amounts in thousands of dollars, except square feet)
		Property Rentable Sq. Ft.							Projected Incremental Cash Yield
Active Penn District Projects	Segment		Budget(1)		Amount Expended	Remainder to be Expended		Stabilization Year
Farley (95% interest)	New York	844,000	1,030,000	(2)	650,506	379,494		2022	7.4%
PENN2 - as expanded(3)	New York	1,795,000	750,000		52,911	697,089		2024	8.4%
PENN1(4)	New York	2,546,000	325,000		95,919	229,081		N/A	13.5%(4)(5)
Districtwide Improvements	New York	N/A	100,000		7,360	92,640		N/A	N/A
Total Active Penn District Projects			2,205,000		806,696	1,398,304	(6)		8.3%
________________________________

(1)	Excluding debt and equity carry.

(2)	Net of anticipated historic tax credits.

(3)	PENN2 (including signage) estimated impact on cash basis NOI and FFO of square feet taken out of service:

	2020	2021	2022
Square feet out of service at end of year	1,140,000	1,190,000	1,200,000
Year-over-year reduction in Cash Basis NOI(i)	(25,000)	(14,000)	—
Year-over-year reduction in FFO(ii)	(19,000)	—	—
________________________________
(i) After capitalization of real estate taxes and operating expenses on space out of service.
(ii) Net of capitalized interest on space out of service under redevelopment.

(4)
Property is ground leased through 2098, as fully extended. Fair market value resets occur in 2023, 2048 and 2073. The 13.5% projected return is before the ground rent reset in 2023, which may be material.

(5)	Achieved as existing leases roll; average remaining lease term 4.9 years.

(6)	Expected to be funded from 220 CPS net sales proceeds and existing cash.

There can be no assurance that the above projects will be completed, completed on schedule or within budget. In addition, there can be no assurance that the Company will be successful in leasing the properties on the expected schedule or at the assumed rental rates.

Conference Call and Audio Webcast
As previously announced, the Company will host a quarterly earnings conference call and an audio webcast on Tuesday, May 5, 2020 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 877-690-9905 (domestic) or 720-405-3394 (international) and indicating to the operator the passcode 5868218. A telephonic replay of the conference call will be available from 2:00 p.m. ET on May 5, 2020 through June 5, 2020. To access the replay, please dial 855- 859-2056 and enter the passcode 5868218. A live webcast of the conference call will be available on the Company’s website at www.vno.com and an online playback of the webcast will be available on the website following the conference call.
Contact
Joseph Macnow
(212) 894-7000
Supplemental Financial Information
Further details regarding results of operations, properties and tenants can be accessed at the Company’s website www.vno.com. Vornado Realty Trust is a fully - integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2019 and "Item 1A. Risk Factors" in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Currently, one of the most significant factors is the ongoing adverse effect of the COVID-19 pandemic on our business, financial condition, results of operations, cash flows, operating performance and the effect it will have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general. The extent of the impact of the COVID-19 pandemic will depend on future developments, including the duration of the pandemic, which are highly uncertain at this time but that impact could be material. Moreover, you are cautioned that the COVID-19 pandemic will heighten many of the risks identified in "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2019, as well as the risks set forth in "Item 1A. Risk Factors" in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.

VORNADO REALTY TRUST
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except unit, share, and per share amounts)	As of
	March 31, 2020	December 31, 2019
ASSETS
Real estate, at cost:
Land	$2,589,800	$2,591,261
Buildings and improvements	7,946,523	7,953,163
Development costs and construction in progress	1,532,828	1,490,614
Moynihan Train Hall development expenditures	972,199	914,960
Leasehold improvements and equipment	126,910	124,014
Total	13,168,260	13,074,012
Less accumulated depreciation and amortization	(3,049,609)	(3,015,958)
Real estate, net	10,118,651	10,058,054
Right-of-use assets	378,257	379,546
Cash and cash equivalents	1,586,738	1,515,012
Restricted cash	80,570	92,119
Marketable securities	—	33,313
Tenant and other receivables	115,795	95,733
Investments in partially owned entities	3,970,791	3,999,165
Real estate fund investments	45,129	222,649
220 Central Park South condominium units ready for sale	393,417	408,918
Receivable arising from the straight-lining of rents	731,807	742,206
Deferred leasing costs, net of accumulated amortization of $188,976 and $196,229	353,467	353,986
Identified intangible assets, net of accumulated amortization of $100,298 and $98,587	29,123	30,965
Other assets	405,914	355,347
	$18,209,659	$18,287,013
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgages payable, net	$5,643,707	$5,639,897
Senior unsecured notes, net	446,076	445,872
Unsecured term loan, net	795,974	745,840
Unsecured revolving credit facilities	1,075,000	575,000
Lease liabilities	497,531	498,254
Moynihan Train Hall obligation	972,199	914,960
Special dividend/distribution payable	—	398,292
Accounts payable and accrued expenses	407,598	440,049
Deferred revenue	54,992	59,429
Deferred compensation plan	90,888	103,773
Other liabilities	308,683	265,754
Total liabilities	10,292,648	10,087,120
Commitments and contingencies
Redeemable noncontrolling interests:
Class A units - 13,748,709 and 13,298,956 units outstanding	619,264	884,380
Series D cumulative redeemable preferred units - 141,401 units outstanding	4,535	4,535
Total redeemable noncontrolling interests	623,799	888,915
Shareholders' equity:
Preferred shares of beneficial interest: no par value per share; authorized 110,000,000 shares; issued and outstanding 36,795,540 and 36,795,640 shares	891,211	891,214
Common shares of beneficial interest: $0.04 par value per share; authorized 250,000,000 shares; issued and outstanding 191,115,726 and 190,985,677 shares	7,624	7,618
Additional capital	8,112,523	7,827,697
Earnings less than distributions	(2,091,612)	(1,954,266)
Accumulated other comprehensive loss	(82,719)	(40,233)
Total shareholders' equity	6,837,027	6,732,030
Noncontrolling interests in consolidated subsidiaries	456,185	578,948
Total equity	7,293,212	7,310,978
	$18,209,659	$18,287,013

VORNADO REALTY TRUST
OPERATING RESULTS

(Amounts in thousands, except per share amounts)	For the Three Months Ended March 31,
	2020	2019
Revenues	$444,532	$534,668

(Loss) income from continuing operations	$(104,503)	$213,181
Loss from discontinued operations	—	(137)
Net (loss) income	(104,503)	213,044
Less net loss (income) attributable to noncontrolling interests in:
Consolidated subsidiaries	122,387	(6,820)
Operating Partnership	(390)	(12,202)
Net income attributable to Vornado	17,494	194,022
Preferred share dividends	(12,531)	(12,534)
Net income attributable to common shareholders	$4,963	$181,488

Income per common share - basic:
Net income per common share	$0.03	$0.95
Weighted average shares outstanding	191,038	190,689

Income per common share - diluted:
Net income per common share	$0.03	$0.95
Weighted average shares outstanding	191,113	190,996

FFO attributable to common shareholders plus assumed conversions (non-GAAP)	$130,360	$247,684
Per diluted share (non-GAAP)	$0.68	$1.30

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP)	$137,567	$149,939
Per diluted share (non-GAAP)	$0.72	$0.79

Weighted average shares used in determining FFO attributable to common shareholders plus assumed conversions per diluted share	191,143	190,996

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS

The following table reconciles net income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions:

(Amounts in thousands, except per share amounts)	For the Three Months Ended March 31,
	2020	2019
Reconciliation of our net income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions:
Net income attributable to common shareholders	$4,963	$181,488
Per diluted share	$0.03	$0.95

FFO adjustments:
Depreciation and amortization of real property	$85,136	$108,483
Net gain from sale of UE common shares (sold on March 4, 2019)	—	(62,395)
Decrease (increase) in fair value of marketable securities:
PREIT (accounted for as a marketable security from March 12, 2019 and sold on January 23, 2020)	4,938	15,649
Lexington (sold on March 1, 2019)	—	(16,068)
Other	—	(42)
Proportionate share of adjustments to equity in net income of partially owned entities to arrive at FFO:
Depreciation and amortization of real property	40,423	24,990
Decrease (increase) in fair value of marketable securities	3,691	(12)
	134,188	70,605
Noncontrolling interests' share of above adjustments	(8,804)	(4,424)
FFO adjustments, net	$125,384	$66,181

FFO attributable to common shareholders	130,347	247,669
Convertible preferred share dividends	13	15
FFO attributable to common shareholders plus assumed conversions	$130,360	$247,684
Per diluted share	$0.68	$1.30

Reconciliation of weighted average shares outstanding:
Weighted average common shares outstanding	191,038	190,689
Effect of dilutive securities:
Employee stock options and restricted share awards	75	271
Convertible preferred shares	30	36
Denominator for FFO per diluted share	191,143	190,996

FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciable real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets and other specified items, including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO and FFO per diluted share are non-GAAP financial measures used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO may not be comparable to similarly titled measures employed by other companies. A reconciliation of our net income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions is provided above. In addition to FFO attributable to common shareholders plus assumed conversions, we also disclose FFO attributable to common shareholders plus assumed conversions, as adjusted. Although this non-GAAP measure clearly differs from NAREIT’s definition of FFO, we believe it provides a meaningful presentation of operating performance. Reconciliations of FFO attributable to common shareholders plus assumed conversions to FFO attributable to common shareholders plus assumed conversions, as adjusted are provided on page 2 of this press release.

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below is a reconciliation of net (loss) income to NOI at share and NOI at share - cash basis for the three months ended March 31, 2020 and 2019 and the three months ended December 31, 2019.

	For the Three Months Ended
(Amounts in thousands)	March 31,		December 31, 2019
	2020	2019
Net (loss) income	$(104,503)	$213,044	$160,676
Depreciation and amortization expense	92,793	116,709	92,926
General and administrative expense	52,834	58,020	39,791
Transaction related costs and other	71	149	3,223
Income from partially owned entities	(19,103)	(7,320)	(22,726)
Loss from real estate fund investments	183,463	167	90,302
Interest and other investment loss (income), net	5,904	(5,045)	(5,889)
Interest and debt expense	58,842	102,463	59,683
Net gains on disposition of wholly owned and partially owned assets	(68,589)	(220,294)	(203,835)
Income tax expense	12,813	29,743	22,897
Loss (income) from discontinued operations	—	137	(55)
NOI from partially owned entities	81,881	67,402	85,990
NOI attributable to noncontrolling interests in consolidated subsidiaries	(15,493)	(17,403)	(17,417)
NOI at share	280,913	337,772	305,566
Non cash adjustments for straight-line rents, amortization of acquired below-market leases, net and other	3,076	(5,181)	(6,590)
NOI at share - cash basis	$283,989	$332,591	$298,976

NOI at share represents total revenues less operating expenses including our share of partially owned entities. NOI at share - cash basis represents NOI at share adjusted to exclude straight-line rental income and expense, amortization of acquired below and above market leases, net and other non-cash adjustments. We consider NOI at share - cash basis to be the primary non-GAAP financial measure for making decisions and assessing the unlevered performance of our segments as it relates to the total return on assets as opposed to the levered return on equity. As properties are bought and sold based on NOI at share - cash basis, we utilize this measure to make investment decisions as well as to compare the performance of our assets to that of our peers. NOI at share and NOI at share - cash basis should not be considered alternatives to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies.

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the three months ended March 31, 2020 compared to March 31, 2019.

(Amounts in thousands)	Total	New York		theMART		555 California Street	Other
NOI at share for the three months ended March 31, 2020	$280,913	$242,559		$21,113		$15,231	$2,010
Less NOI at share from:
Acquisitions	(369)	(369)		—		—	—
Development properties	(14,266)	(14,266)		—		—	—
Other non-same store (income) expense, net	(7,791)	(5,520)		(422)		161	(2,010)
Same store NOI at share for the three months ended March 31, 2020	$258,487	$222,404		$20,691		$15,392	$—

NOI at share for the three months ended March 31, 2019	$337,772	$283,358		$23,523		$14,501	$16,390
Less NOI at share from:
Change in ownership interests in properties contributed to Fifth Avenue and Times Square JV	(30,292)	(30,292)		—		—	—
Dispositions	(3,399)	(3,399)		—		—	—
Development properties	(20,593)	(20,593)		—		—	—
Other non-same store (income) expense, net	(18,378)	(2,405)		339		78	(16,390)
Same store NOI at share for the three months ended March 31, 2019	$265,110	$226,669		$23,862		$14,579	$—

(Decrease) increase in same store NOI at share for the three months ended March 31, 2020 compared to March 31, 2019	$(6,623)	$(4,265)		$(3,171)		$813	$—

% (decrease) increase in same store NOI at share	(2.5)%	(1.9)%	(1)	(13.3)%	(2)	5.6%	—%
____________________

(1)	As a result of the COVID-19 pandemic, we have temporarily closed the Hotel Pennsylvania. Excluding the Hotel Pennsylvania, same store NOI decreased by 0.3%.

(2)	The decrease is primarily due to the cancellation of trade shows resulting from the COVID-19 pandemic. Excluding trade shows, same store NOI at share increased by 1.1%.

Same store NOI at share represents NOI at share from operations which are in service in both the current and prior year reporting periods. Same store NOI at share - cash basis is same store NOI at share adjusted to exclude straight-line rental income and expense, amortization of acquired below and above market leases, net and other non-cash adjustments. We present these non-GAAP measures to (i) facilitate meaningful comparisons of the operational performance of our properties and segments, (ii) make decisions on whether to buy, sell or refinance properties, and (iii) compare the performance of our properties and segments to those of our peers. Same store NOI at share and same store NOI at share - cash basis should not be considered alternatives to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies.

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the three months ended March 31, 2020 compared to March 31, 2019.

(Amounts in thousands)	Total	New York		theMART		555 California Street	Other
NOI at share - cash basis for the three months ended March 31, 2020	$283,989	$243,665		$22,705		$15,435	$2,184
Less NOI at share - cash basis from:
Acquisitions	(348)	(348)		—		—	—
Development properties	(18,117)	(18,117)		—		—	—
Other non-same store income, net	(12,607)	(9,944)		(422)		(57)	(2,184)
Same store NOI at share - cash basis for the three months ended March 31, 2020	$252,917	$215,256		$22,283		$15,378	$—

NOI at share - cash basis for the three months ended March 31, 2019	$332,591	$276,740		$24,912		$14,745	$16,194
Less NOI at share - cash basis from:
Change in ownership interests in properties contributed to Fifth Avenue and Times Square JV	(27,722)	(27,722)		—		—	—
Dispositions	(3,581)	(3,581)		—		—	—
Development properties	(24,339)	(24,339)		—		—	—
Other non-same store (income) expense, net	(20,163)	(4,386)		339		78	(16,194)
Same store NOI at share - cash basis for the three months ended March 31, 2019	$256,786	$216,712		$25,251		$14,823	$—

(Decrease) increase in same store NOI at share - cash basis for the three months ended March 31, 2020 compared to March 31, 2019	$(3,869)	$(1,456)		$(2,968)		$555	$—

% (decrease) increase in same store NOI at share - cash basis	(1.5)%	(0.7)%	(1)	(11.8)%	(2)	3.7%	—%
____________________

(1)	As a result of the COVID-19 pandemic, we have temporarily closed the Hotel Pennsylvania. Excluding the Hotel Pennsylvania, same store NOI at share - cash basis increased by 0.9%.

(2)	The decrease is primarily due to the cancellation of trade shows resulting from the COVID-19 pandemic. Excluding trade shows, same store NOI at share - cash basis increased by 2.0%.

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the three months ended March 31, 2020 compared to December 31, 2019.

(Amounts in thousands)	Total	New York		theMART		555 California Street	Other
NOI at share for the three months ended March 31, 2020	$280,913	$242,559		$21,113		$15,231	$2,010
Less NOI at share from:
Acquisitions	(364)	(364)		—		—	—
Development properties	(14,271)	(14,271)		—		—	—
Other non-same store (income) expense, net	(7,477)	(5,160)		(422)		115	(2,010)
Same store NOI at share for the three months ended March 31, 2020	$258,801	$222,764		$20,691		$15,346	$—

NOI at share for the three months ended December 31, 2019	$305,566	$266,284		$22,712		$14,533	$2,037
Less NOI at share from:
Acquisitions	(118)	(118)		—		—	—
Development properties	(15,894)	(15,894)		—		—	—
Other non-same store (income) expense, net	(7,665)	(5,530)		(172)		74	(2,037)
Same store NOI at share for the three months ended December 31, 2019	$281,889	$244,742		$22,540		$14,607	$—

(Decrease) increase in same store NOI at share for the three months ended March 31, 2020 compared to December 31, 2019	$(23,088)	$(21,978)		$(1,849)		$739	$—

% (decrease) increase in same store NOI at share	(8.2)%	(9.0)%	(1)	(8.2)%	(2)	5.1%	—%
____________________

(1)	As a result of the COVID-19 pandemic, we have temporarily closed the Hotel Pennsylvania. Excluding the Hotel Pennsylvania, same store NOI at share decreased by 2.7%.

(2)	The decrease is primarily due to the cancellation of trade shows resulting from the COVID-19 pandemic. Excluding trade shows, same store NOI at share decreased by 2.8%.

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the three months ended March 31, 2020 compared to December 31, 2019.

(Amounts in thousands)	Total	New York		theMART		555 California Street	Other
NOI at share - cash basis for the three months ended March 31, 2020	$283,989	$243,665		$22,705		$15,435	$2,184
Less NOI at share - cash basis from:
Acquisitions	(343)	(343)		—		—	—
Development properties	(18,122)	(18,122)		—		—	—
Other non-same store income, net	(12,293)	(9,584)		(422)		(103)	(2,184)
Same store NOI at share - cash basis for the three months ended March 31, 2020	$253,231	$215,616		$22,283		$15,332	$—

NOI at share - cash basis for the three months ended December 31, 2019	$298,976	$257,707		$24,646		$14,491	$2,132
Less NOI at share - cash basis from:
Acquisitions	(49)	(49)		—		—	—
Development properties	(17,310)	(17,310)		—		—	—
Other non-same store income, net	(9,244)	(6,940)		(172)		—	(2,132)
Same store NOI at share - cash basis for the three months ended December 31, 2019	$272,373	$233,408		$24,474		$14,491	$—

(Decrease) increase in same store NOI at share - cash basis for the three months ended March 31, 2020 compared to December 31, 2019	$(19,142)	$(17,792)		$(2,191)		$841	$—

% (decrease) increase in same store NOI at share - cash basis	(7.0)%	(7.6)%	(1)	(9.0)%	(2)	5.8%	—%
____________________

(1)	As a result of the COVID-19 pandemic, we have temporarily closed the Hotel Pennsylvania. Excluding the Hotel Pennsylvania, same store NOI at share - cash basis decreased by 1.0%.

(2)	The decrease is primarily due to the cancellation of trade shows resulting from the COVID-19 pandemic. Excluding trade shows, same store NOI at share - cash basis decreased by 4.0%.